UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):   March 18, 2009

ENTERCONNECT, INC.
(Exact name of registrant as specified in Charter)

Nevada	333-145487	20-8002991
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Century Center Court Suite 650 San Jose, California		95112-4537
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (408) 441-9500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)

On March 17, 2009 the Company’s Chief Executive Officer and Acting Chief Financial Officer, Sam Jankovich, Jr., informed the Company’s Board of Directors that, upon advice of his personal doctor, he is taking a three month medical leave of absence starting March 18, 2009.

Item 8.01          Other Events.

On March 17, 2009 the Company’s Chief Executive Officer and Acting Chief Financial Officer, Sam Jankovich, Jr., informed the Company’s Board of Directors that, upon advice of his personal doctor, he is taking a three month medical leave of absence starting March 18, 2009.

On March 18, 2009 the Company’s Board of Directors determined to find, and did initiate a search for, a financial or strategic buyer for the Company.  There can be no assurance, however, that a buyer will be found or that any transaction will result.

The Board of Directors cannot determine the financial viability of the Company at this time, and no assurance of the Company’s continued operation can be given.  The Company is past due on payment of rent at its principal office in San Jose, California and the Landlord has delivered written notice of default to the Company.  In addition, a number of creditors of the Company, including the company providing hosting services for the Company’s software product, have sent dunning notices to the Company and have threatened to cease providing services to the Company unless the Company brings its accounts with the creditors current.  Unless the Company receives an immediate significant investment, or the Company is able to obtain a significant advance payment from a prospective client, the Company is unable to bring its accounts payable current at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2009	By:	/s/ Michael Wainstein
Member of the Board of Directors